Exhibit 5.1
[TK LETTERHEAD]
November 17, 2010
Brigham Exploration Company
6300 Bridge Point Parkway
Building 2, Suite 500
Austin, Texas 78730
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel for Brigham Exploration Company, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of the offer and sale of 200,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, for issuance and sale pursuant to a form of Non-Qualified Stock Option Agreement (the “Agreement”).
In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), the Agreement, the Certificate of Incorporation, and the Bylaws of the Company as now in effect and minutes of all pertinent meetings and actions of the Board of Directors of the Company and committees thereof.
In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Agreement. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of common stock as were approved by the Company’s stockholders for issuance under the Agreement. We have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved common stock, solely for the purpose of enabling it to issue the Shares in accordance with the Agreement, the number of Shares which are then issuable and deliverable upon the settlement of awards under the Agreement.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the federal law of the United States. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

November 17, 2010

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.
Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the issuance of the Shares has been duly authorized and, when issued, delivered and fully paid for in accordance with the terms of the Registration Statement and the Agreement, such Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Thompson & Knight LLP
WPW
ARC